Exhibit 10.38

CONSULTING AGREEMENT

THIS AGREEMENT (together with the attached Accounting of Services Form, the “Agreement”), is entered into as of November 26, 2021 (the “Effective Date”), by and between Allison Dorval, an individual (the “Consultant”), and Voyager Therapeutics, Inc., a Delaware corporation located at 75 Sidney Street, Cambridge, MA 02139 (hereinafter “Voyager”).

WHEREAS, Voyager desires to retain the consulting and advisory services of Consultant with respect to certain activities as described in this Agreement, and Consultant is willing to so act.

NOW, THEREFORE, Consultant and Voyager agree as follows:

1.

Description of Services. Voyager hereby retains Consultant as a consultant to Voyager and Consultant hereby agrees to use Consultant’s best efforts to provide advice and assistance to Voyager in the area of Consultant’s expertise from time to time as requested by Voyager (the “Services”). In particular, the Services shall include any specific activities described in the attached Accounting of Services Form attached hereto as Exhibit A, as well as a reasonable amount of additional advisory services to Voyager’s personnel or designees by telephonic means, or in the form of reports and summaries, and such additional activities agreed to by the parties from time to time, subject to the terms and limitations set forth on the Accounting of Services Form. Any changes to the Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Voyager prior to implementation of the changes.

2.

Term & Termination. The term of this Agreement shall be from the Effective Date through January 14, 2022, unless earlier terminated in accordance with this Agreement or extended by mutual written agreement (the “Term”). This Agreement may be terminated prior to its expiration in the following manner: (i) by Voyager at any time immediately upon written notice to Consultant if Consultant has materially breached this Agreement, the Separation and Release of Claims Agreement between Consultant and Voyager to which this Consulting Agreement is attached as Exhibit B (the “Separation Agreement”), or the Restrictive Covenants Agreement referenced in the Separation Agreement; (ii) by Consultant at any time immediately upon written notice if Voyager has materially breached this Agreement or the Separation Agreement; (iii) at any time upon the mutual written consent of both parties; (iv) by Voyager at any time without cause upon not less than ten (10) days’ prior written notice to Consultant, or by Consultant at any time without cause upon not less than thirty (30) days’ prior written notice; or (v) automatically upon (x) Consultant’s failure to timely sign the Separation Agreement, (y) Consultant’s revocation of the Separation Agreement, or (z) the death, physical incapacitation or mental incompetence of Consultant.  Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor Voyager will have any further obligations under this Agreement, except that (a) Consultant will terminate all Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Voyager, unless Voyager specifies in the notice of termination that Services in progress should be completed; (b) Consultant will deliver to Voyager all Work Product (defined below) made through expiration or termination; (c) Voyager will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to Voyager all Voyager Property (defined below) and other Confidential Information (defined below) and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 2 and 4 through 14 will survive expiration or termination of this Agreement.

3.

Payment of Fees and Expenses.  Voyager will pay Consultant for fees, expenses and pass-through costs in accordance with the Accounting of Services Form, including reasonable and necessary travel, lodging and meals in connection with the Services, subject to Voyager’s travel policy. Unless otherwise agreed in an Accounting of Services Form, the following shall apply:

(a)Consultant will invoice Voyager for the retainer payable to Consultant in accordance with the Accounting of Services Form promptly following the execution of this Agreement;

(b) Consultant will invoice Voyager monthly for any pre-approved expenses and pass-through costs relating to the Services;

(c)Invoices will reference the applicable purchase order number provided by Voyager, and are to be sent directly to Accounts Payable, Voyager Therapeutics, Inc., 75 Sidney Street, Cambridge, MA 02139 or submitted via e-mail to: ap@vygr.com; and

(d)Voyager shall pay all undisputed amounts invoiced in accordance with the terms of this Section 3 by the earlier to occur of (i) the date that is thirty (30) days following receipt of the invoice by Voyager and (ii) the date that is ten (10) days after the later to occur of (x) the receipt of the invoice by Voyager and (y) the Agreement Effective Date (as such term is defined in the Separation Agreement).

Upon execution of this Agreement, Consultant shall submit a W-9/W-8BEN/W-8ECI (as applicable) to Voyager’s Accounts Payable department at the address above. Invoices will not be paid without Voyager’s receipt of Consultant’s W-9/W-8BEN/W-8ECI information.

For the avoidance of doubt, it is understood that (i) the restricted stock unit award granted to Consultant by Voyager on January 11, 2019 will continue to vest and become free from forfeiture in accordance with the applicable award agreement and equity plan as if Consultant had remained employed during the period during which Consultant is providing services under this Agreement; (ii) the stock option award granted to Consultant by Voyager on January 11, 2019 (the “January 2019 Option”) will continue to vest and become exercisable in accordance with the applicable award agreement and equity plan as if Consultant had remained employed during the period during which Consultant is providing services under this Agreement; (iii) vesting of such awards will cease immediately upon termination of this Agreement for any reason in accordance with Section 2 hereof; and (iv) Consultant shall have three (3) months from the expiration or termination of this Agreement to exercise the January 2019 Option to the extent it has vested and become exercisable as of such date, provided that (A) the January 2019 Option shall not be exercisable later than the original expiration date of such option, and (B) to the extent that January 2019 Option was intended to be an “incentive stock option”, such option shall, as of the date hereof, be treated as a nonstatutory stock option for tax purposes.  All other equity awards granted to Consultant by Voyager will remain subject to their existing terms.

4.

Compliance with Laws.  Consultant represents and warrants that Consultant will render Services in compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, as amended from time to time, and the highest professional standards. Further, Consultant represents and warrants that she has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

5.

Compliance with Obligations to Third Parties. Consultant represents and warrants to Voyager that the terms of this Agreement and Consultant’s performance of Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant represents that Consultant has not brought and will not bring with Consultant to Voyager or use in the performance of Services any equipment, funds, space, personnel, facilities, confidential information, trade secrets or other resources of any third party which are not generally available to the public, unless Consultant has obtained written authorization for their possession and use, nor will Consultant take any other action that would result in a third party, including without limitation, an employer of Consultant, asserting ownership of, or other rights in, any Work Product, unless agreed upon in writing in advance by Voyager. To the extent Consultant is subject to any policy of her employer that requires approval of agreements governing external consulting services, Consultant represents that such approval has been given and covenants that such approval will be obtained prior to entering into any amendment to this Agreement requiring such approval.  Consultant will notify Voyager immediately of any breach of this Section 5.

6.

Work Product.  Consultant will promptly and fully disclose in confidence to Voyager all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”).  Consultant assigns and agrees to assign to Voyager all rights in the United States and throughout the world to Work Product.  Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Voyager at all times.  For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”.  Consultant represents and warrants that Consultant has and will have the right to transfer and assign to Voyager ownership of all Work Product.  Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Voyager’s rights as outlined above.  In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Voyager as attorney to execute and deliver any such documents on Consultant’s behalf.

7.

Confidentiality & Non-Use. During the Term and thereafter, except as otherwise permitted as set forth below, Consultant agrees to (a) hold the Confidential Information in confidence; (b) exercise reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information; (c) not disclose any Confidential Information to any third party without the prior written consent of Voyager; (d) not use the Confidential Information for any purpose except as may be necessary in the ordinary course of performing Services without the prior written consent of Voyager; (e) treat Confidential Information with no less than a reasonable degree of care; and (f) reproduce Confidential Information solely to the extent necessary to provide the Services, with all such reproductions being considered Confidential Information.

Voyager’s “Confidential Information” means (i) all Work Product; (ii) all information contained in or comprised of Voyager Property (defined in Section 8); and (iii) all confidential and proprietary data, trade secrets, business plans, and other information of a confidential or proprietary nature in written, electronic or other media, belonging to Voyager or its subsidiaries or third parties with whom Voyager may have business dealings, disclosed or otherwise made available to Consultant by Voyager or on behalf of Voyager in connection with this Agreement and/or Consultant’s services hereunder. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant establishes by competent proof: (a) was in the public domain at the time of disclosure through no wrongful act on the part of Consultant; (b) after disclosure, becomes part of the public domain by publication or otherwise, except by a wrongful act on the part of Consultant; (c) becomes known to Consultant on a non-confidential basis through disclosure by sources other than Voyager having the legal right to disclose such Confidential Information; or (d) is independently developed by Consultant without reference to or reliance upon Confidential Information.

Nothing in this Agreement prohibits Consultant from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Consultant is not required to notify Voyager of any such communications; provided, however, that nothing herein authorizes the disclosure of information Consultant obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Consultant’s confidentiality and nondisclosure obligations, Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.

Voyager Property. All documents, data, records, apparatus, equipment and other physical property furnished or made available by or on behalf of Voyager to Consultant in connection with this Agreement (“Voyager Property”) shall be and remain the sole property of Voyager and shall be returned promptly to Voyager if requested. In any event, Consultant shall return and deliver all Voyager Property, including any copies thereof, upon termination or expiration of this Agreement, irrespective of the reason for such termination.  Consultant will use Voyager Property only as necessary to perform the Services and will not transfer or make available to any third party the Voyager Property without the express prior written consent of Voyager.  Consultant recognizes that Voyager’s facilities are private and Consultant will abide by Voyager's security requirements and conditions for access and usage and agrees that only those subjects, areas and programs designated by Voyager as necessary to fulfill Voyager’s requirements will be accessed and/or perused Consultant.  In no event will any Confidential Information, programs or other information be copied or removed without Voyager's express written approval.

9.

Publication; Publicity. Work Product may not be published or referred to, in whole or in part, by Consultant without the prior express written consent of Voyager. Consultant shall not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Voyager or its subsidiaries for publicity, promotion, or similar non-regulatory uses without Voyager’s prior written consent.

10.

Independent Contractor Relationship. Nothing contained in this Agreement shall be deemed to constitute Consultant an employee of Voyager, it being the intent of the parties to establish an independent contractor relationship, nor shall Consultant have authority to bind Voyager in any manner whatsoever by reason of this Agreement. Consultant shall at all times while on Voyager premises observe all security and safety policies of Voyager. Consultant is excluded from participating in any fringe benefit plans or programs as a result of the performance of the Services, without regard to Consultant’s independent contractor status, including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, 401(k) benefit(s), and any other benefits provided by Voyager to its employees. Consultant agrees, as an independent contractor, that Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner or becomes ill while performing the Services under this Agreement. Because Consultant is an independent contractor, Voyager will not make any withholdings, deductions, or contributions (e.g., social security, unemployment insurance, disability insurance) from Consultant’s fees, and will report Consultant’s fees and other payments to Consultant on a 1099 form.  Consultant shall bear sole responsibility for paying and reporting its own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and shall indemnify and hold Voyager harmless from and against any liability with respect thereto.

11.

Notices. All notices required or permitted under this Agreement must be in writing.  Any notice given under this Agreement shall be deemed delivered when delivered by hand, by certified mail, by air courier or via facsimile to Voyager at its address set forth above (or at such other address as it may provide to Consultant in writing from time to time) and to Consultant at such address as Consultant may provide to Voyager in writing from time to time. Notices will be effective upon receipt or at a later date stated in the notice.

12.

Assignment. The rights and obligations of the parties hereunder shall inure to the benefit of, and shall be binding upon their respective successors and assigns. This Agreement may not be assigned by Consultant, and Consultant’s obligations under this Agreement may not be subcontracted or delegated by Consultant, without the prior written consent of Voyager. For clarity, this Agreement may be assigned by Voyager with prompt notice of such assignment to Consultant.

13.

Specific Enforcement. Consultant acknowledges that Voyager will have no adequate remedy at law in the event Consultant breaches the terms of Sections 4 through 9. In addition to any other rights it may have, Voyager shall have the right to obtain in any court of competent jurisdiction injunctive or other relief to restrain any breach or threatened breach of this Agreement.

14.

Prior Agreements; Governing Law; Severability; Amendment. This Agreement embodies the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous agreements with respect to the subject matter of this Agreement; provided, however, for the avoidance of doubt, that Consultant’s obligations pursuant to Sections 6, 7 and 8 hereunder are in addition to any and all similar ongoing obligations that Consultant has to Voyager pursuant to the Separation Agreement and/or the Restrictive Covenants Agreement referenced therein. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction, and Consultant submits to the jurisdiction and agrees to the proper venue of all state and federal courts located within the Commonwealth of Massachusetts. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part.  If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.  A facsimile or electronic copy of this Agreement, including the signature pages, will be deemed an original.  This Agreement may not be amended, and its terms may not be waived, except pursuant to a written amendment or waiver signed by both parties.

15.

Insurance. Consultant as its election shall maintain such insurance as shall be reasonably necessary to insure itself against any claim or claims for damages arising out of the Services or this Agreement. Consultant shall, if such insurance has been obtained, provide evidence of such coverage to Voyager upon request.

16.	Certain Other Conflicts of Interest; Trading in Voyager Securities.

(a)	Consultant represents that, except as disclosed in writing to Voyager, Consultant: (i) does not own directly or indirectly five percent (5%) or more of the stock or other equity securities of any entity which is a present or prospective competitor, customer or supplier of Voyager; (ii) is not aware of any legal proceedings pending or threatened against Consultant, or any reasonable basis for such proceedings, which (1) would conflict with Consultant’s obligations hereunder or question the validity of this Agreement; or (2) may materially or adversely affect the business or prospects of Voyager; and (iii) is not aware of any fact concerning Consultant (either professionally or personally) which may materially or adversely affect the business or prospects of Voyager.

(b)	Consultant is aware that the United States and other applicable securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant may gain access to information in connection with the provision of Services that could potentially subject Consultant to insider trading liability (as defined under the US federal securities laws and regulations adopted by the United States Securities and Exchange Commission) in connection with trading in Voyager securities. Consultant shall comply with all relevant laws respecting any trading in Voyager securities.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

CONSULTANTVOYAGER THERAPEUTICS, INC.

By: /s/ Allison Dorval By: /s/ Robert W. Hesslein

Name:  Allison DorvalName: Robert W. Hesslein

Title:   SVP/General Counsel

EXHIBIT A

ACCOUNTING OF SERVICES FORM

Consulting Agreement Between Voyager Therapeutics, Inc. (“Voyager”) and

Allison Dorval (“Consultant”) Dated November 26, 2021

1.Services:

Consultant will provide the following Services to Voyager:

Consultant, who immediately prior to the Effective Date was the Chief Financial Officer of Voyager, will provide transitional services associated with Consultant’s transfer of her former duties and responsibilities to persons at Voyager assuming such duties and responsibilities, which services shall include but shall not be limited to advice on supervising and managing the financial, information technology, facilities, corporate communications and investor relations functions at Voyager, and furnishing general management advice.

Consultant will provide Services on a schedule and at a location or locations mutually agreed between Consultant and Voyager’s interim President and Chief Executive Officer, including being available for telephone and/or written consultations.

The intention of Voyager and of Consultant is that Consultant will generally not provide Services to Voyager in excess of 10 hours per week.

2.Compensation:

Fees:  Voyager will pay Consultant a retainer of $35,000 as full compensation for the Services, with such retainer to be paid to Consultant in accordance with Section 3 of the Agreement.

Expenses:  Voyager will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Services.  Requests for reimbursement will be in a form reasonably acceptable to Voyager, will include supporting documentation and will accompany Consultant’s invoices.

Support:  Voyager will provide Consultant with administrative support, as may be reasonably required to facilitate provision of the Services.

3.Period of Performance:

Services are anticipated to commence on the Effective Date and be completed no later than January 14, 2022.